As filed with the Securities and Exchange Commission on May 25, 2006.
File No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PER-SE TECHNOLOGIES, INC.
(Exact Name of Issuer as Specified in its Charter)

Delaware	58-1651222
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
1145 Sanctuary Parkway, Suite 200
Alpharetta, Georgia
(770) 237-4300
(Address, including zip code, and telephone number of Principal Executive Offices)
Per-Se Technologies, Inc. 2006 Incentive Plan
Options Granted Outside of a Plan
(Full Title of the Plan)

Copy to:
PAUL J. QUINER	LAURA G. THATCHER
Senior Vice President and General Counsel	Alston & Bird LLP
Per-Se Technologies, Inc.	One Atlantic Center
1145 Sanctuary Parkway, Suite 200	1201 West Peachtree Street, NW
Alpharetta, Georgia	Atlanta, Georgia 30309-3424
(770) 237-4300	Telephone: (404) 881-7546
(Name, address, including zip code, and telephone number,	Facsimile: (404) 253-8873
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
Title of Securities	Amount to		Offering Price	Aggregate	Amount of
to be Registered	be Registered		Per Share	Offering Price	Registration Fee
Common Stock $0.01 par value	1,500,000	(1)	$26.63 (2)	$39,945,000 (2)	$4,274.12
Common Stock $0.01 par value	75,000	(3)	$27.91 (4)	$2,093,250 (4)	$223.98
Total	1,575,000				$4,498.10

(1)	Amount to be registered consists of an aggregate of 1,500,000 shares of Per-Se Technologies, Inc. (the “Company”) common stock to be issued pursuant to the grant or exercise of awards under the Per-Se Technologies, Inc. 2006 Incentive Plan (the “Plan”), including additional shares of Company common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq National Market on May 22, 2006.
(3)	Amount to be registered consists of 75,000 shares issuable upon the exercise of stock options granted by the Company to Stephen M. Scheppmann outside of a plan as an employment inducement grant, including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions such stock option agreement.
(4)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the exercise price of the previously-granted stock option award.

PART I      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     (a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan and Mr. Scheppmann as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
     (b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Paul J. Quiner at the address and telephone number on the cover of this Registration Statement.
PART II.      INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:
     (1) The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2005;
     (2) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and
     (3) The description of the Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
     All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities. Not applicable.
Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.
     Under Delaware law, directors of a Delaware corporation can generally be held liable for certain types of negligence and other acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, the Company’s Restated Certificate of Incorporation contains a provision eliminating the liability of the Company’s directors for monetary damages for breaches of their duty of care to the Company and its stockholders, except as described below.
     Such provision does not eliminate liability for (i) breaches of the duty of loyalty to the Company and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which improper personal benefit is derived, or (iv) unlawful declaration of dividends or repurchases or redemptions of shares of the Company’s capital stock. Such provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, such provision would probably have no effect on claims arising under federal securities laws. Such provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, such provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.
     Section 145 of the Delaware General Corporation Law permits a corporation to provide discretionary indemnification to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, if such indemnified person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     With respect to any threatened, pending or completed action or suit by or in the right of the corporation, Section 145 also permits a corporation to provide discretionary indemnification if such indemnified person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines otherwise in light of all the circumstances.
     Section 145 of the Delaware General Corporation Law provides for mandatory indemnification against expenses (including attorney’s fees), actually and reasonably incurred by such indemnified person in connection with the defense, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter therein.
     Section 145 of the Delaware General Corporation Law and Article VI, Section 4 of the Company’s Restated By-Laws, as amended, permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
     Article VI, Section 4 of the Company’s Restated By-Laws, as amended, provides that the Company shall indemnify and hold harmless, to the full extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s legal representative, is or was a director, officer, employee or agent of the Company or is or was serving, at the Company’s request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person.
     David E. McDowell, a member of the Company’s Board of Directors and the Company’s former Chairman and Chief Executive Officer, is party to an agreement with the Company pursuant to which the Company has agreed to indemnify and hold him harmless to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or to such greater extent as such law may subsequently be amended.
Item 7. Exemption from Registration Claimed. Not applicable.
Item 8. Exhibits.
     See Exhibit Index, which is incorporated here by reference.
Item 9. Undertakings.
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.
          Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 25th day of May, 2006.

PER-SE TECHNOLOGIES, INC.

By:	/s/ Philip M. Pead

Philip M. Pead Chairman of the Board, President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Scheppmann and Paul J. Quiner, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Philip M. Pead Philip M. Pead	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 25, 2006
/s/ Stephen M. Scheppmann Stephen M. Scheppmann	Chief Financial Officer (Principal Financial Officer)	May 25, 2006
/s/ Richard A. Flynt Richard A. Flynt	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 25, 2006
/s/ John W. Clay, Jr. John W. Clay, Jr.	Director	May 25, 2006

/s/ John W. Danaher, M.D. John W. Danaher, M.D.	Director	May 25, 2006
/s/ Craig Macnab Craig Macnab	Director	May 25, 2006
/s/ David E. McDowell David E. McDowell	Director	May 25, 2006
/s/ C. Christopher Trower C. Christopher Trower	Director	May 25, 2006
/s/ Jeffrey W. Ubben Jeffrey W. Ubben	Director	May 25, 2006

EXHIBIT INDEX
TO
FORM S-8

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 1999)

4.2	Restated By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on July 29, 2005)

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K for the year ended December 31, 1999)

4.4	Rights Agreement dated as of February 11, 1999, between the Company and American Stock Transfer & Trust Company (including form of rights certificates) (incorporated by reference to Exhibit 4 to Current Report on Form 8-K filed on February 12, 1999)

4.5	First Amendment to Rights Agreement dated as of February 11, 1999 between the Company and American Stock Transfer & Trust Company, entered into as of May 4, 2000 (incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2000)

4.6	Second Amendment to Rights Agreement dated as of February 11, 1999, between the Company and American Stock Transfer & Trust Company, entered into as of December 6, 2001, to be effective as of March 6, 2002 (incorporated by reference to Exhibit 4.12 to Annual Report on Form 10-K for the year ended December 31, 2001)

4.7	Third Amendment to Rights Agreement dated as of February 11, 1999, between the Company and American Stock Transfer & Trust Company, entered into as of March 10, 2003 (incorporated by reference to Exhibit 4.13 to Annual Report on Form 10-K for the year ended December 31, 2002)

4.8	Fourth Amendment to Rights Agreement dated as of February 11, 1999, between the Company and American Stock Transfer & Trust Company, entered into as of February 18, 2005 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on February 22, 2005)

4.9	Fifth Amendment to Rights Agreement dated as of February 11, 1999, between the Company and American Stock Transfer & Trust Company, entered into as of August 26, 2005 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on August 26, 2005)

4.10	Indenture dated as of June 30, 2004, between the Company and U.S. Bank National Association, as Trustee, relating to the Company’s 3.25% convertible Subordinated Debentures Due 2024 (incorporated by reference to Exhibit 4.5 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5.1	Opinion of Paul J. Quiner regarding the legality of shares being registered

23.1	Consent of Paul J. Quiner (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)